Exhibit 99.1

Lucas Energy Enters The Permian Basin With The Purchase Of 3,630 Net Mineral Acres

Targeting San Andres horizontal drilling opportunities in the Central Basin Platform

HOUSTON, Jan. 3, 2017 /PRNewswire/ -- Lucas Energy, Inc. (NYSE MKT: LEI) ("Lucas Energy" or the "Company"), an independent oil and gas company with operations in Texas and Oklahoma, announced today that it has entered into a Lease Acquisition and Participation Agreement with a privately-held, Houston, Texas-based oil and gas holding company ("Partner") to acquire a leasehold position in the Permian Basin in Texas (the "Agreement").

Under the Agreement, Lucas Energy will purchase the initial lease comprised of 16,322 gross, 3,630 net, mineral acres, and the parties have agreed to form an area of mutual interest (the "AMI") on the Central Basin Platform of the Permian Basin covering approximately twenty thousand (20,000) net mineral acres.

This transaction represents the opening of a new core area where the Company will operate the properties and own a 90% working interest and the Partner will hold a 10% working interest in the initial leases and all subsequently acquired leases. The initial cash consideration paid by Lucas Energy is $1.43 million, in exchange for access to the Partner's regional, technical database and the Company's 90% interest in the initial leases. Over $1.1 million of this amount is being deferred until on or before January 31, 2017, pending title approval. As additional leases are acquired under the AMI, the Company will pay the Partner its lease acquisition costs and grant an incentive overriding royalty interest. Upon meeting certain acreage acquisition goals based on size and location of the properties, Lucas Energy will also issue to the Partner 200,000 unregistered shares of its common stock and pay the Partner an acreage fee based on the total leasehold and brokerage costs.

The San Andres is found at relatively shallow depths and has similar attributes to the Company's de-watering Hunton play in Oklahoma. Lucas Energy believes it has certain advantages in initiating a development program in the San Andres. Both the Hunton and San Andres are highly water-saturated carbonates where the production profile appears to be optimized by a de-watering process which slowly de-pressurizes the formation allowing fuller depletion of the reservoir. Lucas Energy will transfer its twenty plus year technical evolution and knowledge of the Hunton to its development and production of the San Andres. To date, the horizontal development of the San Andres has been largely dominated by private E&P companies, many of which are backed by leading private equity firms.

Since the acquisition of the Segundo assets the Company has sought an opportunity to expand its de-watering expertise to another productive formation. For over nine months, the Company has evaluated seismic, geologic, and other technical data provided by the Texas Railroad Commission and other industry sources. Multiple acreage targets in the AMI have already been mutually identified, and the Company and the Partner plan to secure additional leases over the term of the agreement. Drilling is expected to commence upon the acquisition of additional acreage and is anticipated to occur in the second half of 2017.

"We are pleased to announce another potentially transformational transaction for our Company," said Anthony C. Schnur, Chief Executive Officer of Lucas Energy. "With this initial leasehold position, we have established our entry into the prolific Permian Basin. We believe the similarities of the San Andres to our existing Hunton properties play well into our technical strengths in drilling carbonates, as well as water and other infrastructure management capabilities.

"We are confident in our ability to expand our leasehold position beyond this initial commitment and look forward to increasing our participation in the development of the Permian Basin," Mr. Schnur continued. "The Company has now delivered on the next step expanding beyond the platform our recent acquisition provided and will continue to maintain an advantageous growth posture."

About Lucas Energy, Inc.

Based in Houston, Texas, Lucas Energy (NYSE MKT: LEI) is a growth-oriented, independent oil and gas company engaged in the development of crude oil and natural gas in the Austin Chalk and Eagle Ford formations in south Texas, the Permian Basin in west Texas, and the Hunton formation in central Oklahoma. For more information, please visit www.lucasenergy.com.

Safe Harbor Statement and Disclaimer

This news release includes "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements give our current expectations, opinions, belief or forecasts of future events and performance. A statement identified by the use of forward looking words including "may," "will," "expect," "anticipate," "estimate," "hope," "plan," "believe," "predict," "envision," "if," "intend," "would," "probable," "project," "forecasts," "outlook," "aim," "might," "likely" "positioned," "strategy," "continue," "potential," "ensure," "should," "confident," "could" and similar words and expressions, and the negative thereof, and certain of the other foregoing statements may be deemed forward-looking statements. Although Lucas Energy believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release, including our ability to integrate and realize the benefits expected from the Segundo acquisition and future acquisitions that we may complete; the availability of funding and the terms of such funding; our growth strategies; anticipated trends in our business; our ability to repay outstanding loans and satisfy our outstanding liabilities; our liquidity and ability to finance our exploration, acquisition and development strategies; market conditions in the oil and gas industry; the timing, cost and procedure for future acquisitions; the impact of government regulation; estimates regarding future net revenues from oil and natural gas reserves and the present value thereof; legal proceedings and/or the outcome of and/or negative perceptions associated therewith; planned capital expenditures (including the amount and nature thereof); increases in oil and gas production; changes in the market price of oil and gas; changes in the number of drilling rigs available; the number of wells we anticipate drilling in the future; estimates, plans and projections relating to acquired properties; the number of potential drilling locations; our financial position, business strategy and other plans and objectives for future operations; and other risks described in Lucas Energy's Annual Report on Form 10-K and other filings with the SEC, available at the SEC's website at www.sec.gov. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. The Company takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by the Company. The Company's SEC filings are available on its website or at http://www.sec.gov.

Contacts:	Carol Coale / Ken Dennard
Dennard ▪ Lascar Associates LLC
(713) 529-6600